PLEASE NOTE: THE BELOW TEXT OF THE DOCUMENT IN THE ENGLISH LANGUAGE IS A TRANSLATION PREPARED FOR INFORMATION PURPOSES ONLY. THE TRANSLATION MAY CONTAIN DISCREPANCIES AND OMISSIONS AND DOES NOT REPLACE THE RUSSIAN TEXT OF THIS DOCUMENT. IN ANY AND ALL CASES THE TEXT OF THIS DOCUMENT IN THE RUSSIAN LANGUAGE SHALL PREVAIL.
This exchange offer is made for the securities of a foreign company. It is important for U.S. securities holders to be aware that this announcement is subject to disclosure and regulations in England that are different from those in the United States. In addition, U.S. securities holders should be aware that this announcement has been prepared in accordance with English format and style, which differs from the U.S. format and style. In particular the financial information of OJSC Uralkali and OJSC Silvinit included herein has been prepared in accordance with International Financial Reporting Standards, and thus may not be comparable to financial information of U.S. companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. securities holders to enforce their rights and any claim they may have arising under the U.S. federal securities laws, since OJSC Uralkali is located in the Russian Federation, and some or all of its officers and directors may be residents of countries other than the United States. U.S. securities holders may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. It may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.
Securities may not be offered or sold in the United States absent registration under the US Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption from such registration. The OJSC Uralkali Shares to be issued in connection with the Proposed Combination are not, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to OJSC Silvinit Shareholders in the United States in reliance on the exemption from registration provided by Rule 802 under the Securities Act and in reliance on available exemptions from any state law registration requirements. The securities of OJSC Uralkali and OJSC Silvinit have not been, and will not be, registered under the Securities Act or under the securities laws of any jurisdiction of the United States.
DRAFT RESOLUTIONS OF THE BOARD OF DIRECTORS OF OJSC URALKALI
FOR THE MEETING ON DECEMBER 20, 2010
Agenda for the meeting:
1.	On proposal to extraordinary general shareholders’ meeting of OJSC Uralkali to consider and approve the reorganization of Open Joint Stock Company Uralkali (hereinafter — “OJSC Uralkali”, the “Issuer”, the “Company”) in the form of the merger of Open Joint Stock Company Silvinit into OJSC Uralkali.

2.	On approval of justification of terms and order of reorganization by way of merger of Open Joint Stock Company Silvinit into OJSC Uralkali.

3.	On determination of the price for the property/services that may be alienated/acquired as a result of entering into and consummation of a major transaction — the Agreement on Merger of Open Joint Stock Company Silvinit into OJSC Uralkali.

4.	On proposal to extraordinary general shareholders’ meeting of OJSC Uralkali to consider and approve a major transaction — the Agreement on Merger of Open Joint Stock Company Silvinit into OJSC Uralkali.

5.	On the Management Board of OJSC Uralkali.

6.	On the Company’s offering of non-convertible interest-bearing certificated exchange-traded bearer bonds with mandatory centralized custodianship Series BO-01 redeemable early by the holders and callable by the Issuer (hereinafter — the “Exchange-Traded Bonds”).

7.	On determination of the Company’s offering price for the Series BO-01 Exchange-Traded Bonds.

8.	On approval of the decision on issuance of Series BO-01 Exchange-Traded Bonds (hereinafter — the “Decision on the Issuance of Securities”).

9.	On approval of the securities prospectus for the Series BO-01 Exchange-Traded Bonds (hereinafter — the “Securities Prospectus”).

10.	On determination of the price for the property/services that may be alienated/acquired as a result of entering into and consummation a major transaction/series of inter-related transactions for the placement of Series BO-01 Exchange-Traded Bonds by the Company.

11.	On determination of the price for the property/services that may be alienated/acquired as a result of entering into and consummation a major transaction/series of inter-related transactions for a planned cross-currency interest rate swap and pledge agreement(s).

12.	On proposal to extraordinary general shareholders’ meeting of OJSC Uralkali to consider and approve a major transaction/series of inter-related transactions for the placement of Series BO-01 Exchange-Traded Bonds by the Company.

13.	On proposal to extraordinary general shareholders’ meeting of OJSC Uralkali to consider and approve a major transaction/series of inter-related transactions for a planned cross-currency interest rate swap and pledge agreement(s).

14.	On determination of the price for the property/services that may be alienated/acquired as a result of entering into and consummation a major transaction/series of inter-related transactions for the acquisition by the Company of the shares in Open Joint Stock Company Silvinit.

15.	On proposal to extraordinary general shareholders’ meeting of OJSC Uralkali to consider and approve a major transaction/series of inter-related transactions constituting a major transaction for the acquisition by the Company of shares in Open Joint Stock Company Silvinit.

16.	On acquisition of the shares in Open Joint Stock Company Silvinit.

17.	On new edition of the Charter of OJSC Uralkali.

18.	On new edition of the Regulations on the Board of Directors of OJSC Uralkali.

19.	On new edition of the Regulations on Remunerations and Compensations to be paid to the members of the Board of Directors of OJSC Uralkali.

20.	On convocation of an extraordinary general shareholders’ meeting of OJSC Uralkali.

21.	On determination of the agenda for the extraordinary general shareholders’ meeting of OJSC Uralkali.

22.	On approval of the draft resolutions of the extraordinary general shareholders’ meeting of OJSC Uralkali.

23.	On determination of the redemption price for the shares of OJSC Uralkali to be bought out from shareholders holding voting shares of OJSC Uralkali and entitled to require OSJC Uralkali to buyback all or a portion of their shares.

24.	On approval of the terms and procedures for exercising redemption rights shareholders who hold voting shares of OJSC Uralkali and entitled to require OSJC Uralkali to buyback all or a portion of their shares.

25.	On questions related to preparation for the extraordinary general shareholders’ meeting of OJSC Uralkali.

26.	On approval of the terms the supplemental agreement to the agreement with the registrar of OJSC Uralkali..

AGENDA ITEM NO. 23. On determination of the redemption price for the shares of OJSC Uralkali to be bought out from shareholders holding voting shares of OJSC Uralkali and entitled to require OSJC Uralkali to buyback all or a portion of their shares.
Speaker: _____________.
The item put to the vote was:
Based upon the market value of common registered uncertificated share of OJSC Uralkali as determined by the independent appraiser OOO Financial Consulting Group (Appraisal Report No. 10122010-1 dated December 10, 2010 prepared on the basis of an agreement to conduct an appraisal No. 19082010/61 dated August 19, 2010), to set the price for the common registered uncertificated shares of OJSC Uralkali in the amount of RUB 203.37 (two hundred three rubles thirty-seven kopecks) per common registered uncertificated share of OJSC Uralkali for the purposes of their purchase from the shareholders of OJSC Uralkali by the Company pursuant to Art. 75 of the Federal Law on Joint Stock Companies, with rights arising for them for the Company to buy out the shares belonging to them should they vote against adoption of the resolution(s) on Item(s) 1-5 of the agenda of the Company’s extraordinary general shareholders’ meeting to be conducted on February 4, 2011, or if they do not take part in voting on these items.
AGENDA ITEM NO. 24. On approval of the terms and procedures for exercising redemption rights shareholders who hold voting shares of OJSC Uralkali and entitled to require OSJC Uralkali to buyback all or a portion of their shares.
Speaker: _____________.
The item put to the vote was:
To approve the following procedures for shareholders to exercise their rights to have OJSC Uralkali buy out the shares which belong to them pursuant to Art. 76 of the Federal Law on Joint Stock Companies:
24.1 Should the general shareholders’ meeting of OJSC Uralkali adopt the resolutions on item(s) 1-5 of the agenda of the Company’s extraordinary general shareholders’ meeting to be conducted on February 4, 2011, a shareholder who is the owner of voting shares of OJSC Uralkali and who voted against adopting resolutions under item(s) 1-5 of the agenda or did not take part in voting on the relevant item shall have the right to require OJSC Uralkali to purchase all or a portion of the shares of OJSC Uralkali which belong to such shareholder.
24.2 The list of shareholders who have the right to demand that OJSC Uralkali buyout shares which belong to them shall be compiled based on the data from the shareholder registry as of December 20, 2010.
24.3 The buyout of OJSC Uralkali shares shall be carried out at the price of RUB 203.37 (two hundred three rubles thirty-seven kopecks) per one common registered uncertificated share of OJSC Uralkali. The price set by the OJSC Uralkali Board of Directors based upon the market value of common registered uncertificated share of OJSC Uralkali as determined by the independent appraiser who was engaged to conduct an independent appraisal of the value of one common registered uncertificated shares of OJSC Uralkali without taking into account the changes as a result of the actions of OJSC Uralkali which entailed the occurrence of the rights for the buyout of the shares.
24.4 The written demand from a shareholder to purchase shares of OJSC Uralkali (which must specify the first name, patronymic and last name (full name), passport details (registration information), place of residence (location), contact telephone number of the shareholder, the number of shares that the shareholder requires be bought out, and the method of payment (bank transfer or by postal transfer) as well as the bank account details in the case of a bank transfer) are to be sent by registered letter to the address: Open Joint Stock Company Intrako Registrar, ul. Lenina, 64, Perm, 614990 .
The signature of the shareholder of OJSC Uralkali who is an individual, as well as his or her representative on the written demand from a shareholder to purchase the shares of OJSC Uralkali which belong to it and on a recall of this demand must be certificated by notary or by the keeper of the Company’s shareholder registry.
A demand which is sent on behalf of a shareholder who is a legal entity must be signed by the authorized representative of the legal entity with the round official company stamp of this legal entity affixed.
24.5 The demand of a shareholder of OJSC Uralkali to buy out the shares which belong to him or her must be presented no later than 45 days from the moment after the extraordinary general shareholders’ meeting of OJSC Uralkali has adopted resolution(s) on item(s) 1-5 of the extraordinary general shareholders’

meeting of the Company. Within this time period, a shareholder of OJSC Uralkali shall have the right to send a recall of the demand to buy out in the form and using the procedures similar to the form and procedures for sending a buyout demand.
Based upon the amendment to the Agreement with Open Joint Stock Company Intrako Registrar for Maintaining the Register of Holders of Securities dated June 30, 1998 the registrar will carry out the acceptance of share buyout tenders on behalf of the Company pursuant to Arts. 75 and 76 of the Federal Law on Joint Stock Companies, as well as the recall of such tenders.
24.6 Upon the expiry of 45 days from the day after the extraordinary general shareholders’ meeting of OJSC Uralkali has adopted resolution(s) on item(s) 1-5 of the extraordinary general shareholders’ meeting of the Company, within 30 days OJSC Uralkali must buyout the shares of the shareholders who present a demand to buy them out in compliance with established procedures.
24.7 No later than 50 days after the approval of the relevant resolution(s) by the extraordinary general shareholders’ meeting of OJSC Uralkali, the OJSC Uralkali Board of Directors is to approve the report on the results of the presentation of buyout demands by the shareholders of OJSC Uralkali for the shares which belong to them.
24.8 Pursuant to Art. 76 of the Federal Law on Joint Stock Companies, the total amount of the funds allocated by OJSC Uralkali to buy out shares may not exceed 10 percent of the value of the net assets of OJSC Uralkali as of the date that the general shareholders meeting adopted the resolution(s) under item(s) 1-5 of the extraordinary general shareholders’ meeting of the Company. If the total number of shares for which a buyout requirement has been declared should exceed the number of shares which may be bought out taking into account the restriction established above, then the shares shall be bought from shareholders in proportion to the requirements declared using the rules for mathematical rounding The rules for mathematical rounding should be understood to mean mathematical rounding, where the value of a whole share(s) does not change if the first digit after the rounded digit has a value between 0 through 4, and it will be increased by one if the first digit after the rounded digit has a value between 5 through 9. Fractional portions of OJSC Uralkali shares shall not be accepted for buyout.
24.9 OJSC Uralkali shareholders may inquire regarding all matters related to the buyout of shares on business days at the following address: OJSC Uralkali, Corporate Governance, Room 104, Administration Building 1, 63 Ul. Pyatiletki, Berezniki, Permsky Krai, 618426, Russia, (other than Saturdays, Sundays and public holidays). Contact telephone numbers: (3424) 29-57-25, (3424) 29-57-55.
24.10 To include in the text of the announcement on the conduct of the extraordinary general shareholders’ meeting of OJSC Uralkali published in the mass media (the daily newspapers Kommersant and Sol Zemli) information on the right of shareholders to require the buyout of shares, the price and procedures for carrying out the buyout.

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